   As filed with the Securities and Exchange Commission on October 20, 1999
                                                  Registration No. 333-_________

________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              __________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            McLEODUSA INCORPORATED
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

           Delaware                                      42-1407240
           --------                                      ----------
  (State or other jurisdiction              (I.R.S. employer identification no.)
of incorporation or organization)

                           McLeodUSA Technology Park
                       6400 C Street, SW, P.O. Box 3177
                         Cedar Rapids, Iowa 52406-3177
                         -----------------------------
                   (Address of principal executive offices)

                            McLeodUSA Incorporated
            Second Amended and Restated Directors Stock Option Plan
            -------------------------------------------------------
                           (Full title of the plan)

                                Clark E. McLeod
                     Chairman and Chief Executive Officer
                            McLeodUSA Incorporated
                           McLeodUSA Technology Park
                       6400 C Street, SW, P.O. Box 3177
                         Cedar Rapids, Iowa 52406-3177
                                (319) 364-0000
-------------------------------------------------------------------------------
(Name, address and telephone number, including area code, of agent for service)

                                   Copy to:
                         Joseph G. Connolly, Jr., Esq.
                            Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C. 20004
                                (202) 637-5600

                                    CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                               Proposed              Proposed
  Title of securities      Amount to be    maximum offering      maximum aggregate        Amount of
   to be registered         registered    price per share (1)    offering price (1)   registration fee (1)
----------------------------------------------------------------------------------------------------------
    Class A Common
Stock, par value $.01       1,100,000        $   39.375          $  43,312,500         $    12,041
==========================================================================================================

(1) Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices per share of McLeodUSA Incorporated Class A Common Stock, par value $.01 per share, on October 12, 1999, as reported on the Nasdaq National Market.

This Registration Statement incorporates by reference the information contained in the registration statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission on July 9, 1996 (Registration No. 333-07809) relating to, among other plans, the McLeod, Inc. Directors Stock Option Plan, as amended and restated.

                               EXPLANATORY NOTE

      As permitted by General Instruction E to the Form S-8, this Registration Statement incorporates by reference the information contained in the registration statement on Form S-8 filed by McLeodUSA Incorporated (the "Company") with the Securities and Exchange Commission on July 9, 1996 (Registration No. 333-07809) relating to, among other plans, the McLeod, Inc. Directors Stock Option Plan, as amended and restated (the "Directors Plan"), which was incorporated by reference into that registration statement as Exhibit 4.9.

      On December 19, 1997, in order to reflect the Company's name change from McLeod, Inc. to McLeodUSA Incorporated pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors of the Company (the "Board") amended the Directors Plan to change its title to "McLeodUSA Incorporated Directors Stock Option Plan" (referred to herein as the "Amended Directors Plan").

      The Company announced on June 30, 1999 that the Board had declared a two-for-one stock split to be effected in the form of a stock dividend. The record date for the stock split was July 12, 1999. Stockholders of record at the market close on that date received one additional share of Class A common stock, par value $.01 per share (the "Class A Common Stock"), for each share of Class A Common Stock held. Distribution of the additional shares took place on July 26, 1999. In connection with this stock dividend, the Company made a proportionate adjustment to the number and exercise price of the options outstanding on July 26, 1999.

      On March 25, 1999, the Board approved, subject to stockholder approval at the Company's 1999 annual meeting of stockholders, certain amendments to the Amended Directors Plan and renamed the plan the McLeodUSA Incorporated Second Amended and Restated Directors Stock Option Plan (the "Second Directors Plan"). The Second Directors Plan, among other things,

(i) increased the number of shares of the Company's Class A Common Stock reserved for purchase pursuant to options grants to an aggregate of 2,200,000 shares of Class A Common Stock;

(ii) modified the formula for the automatic grant of options to provide for the grant of (x) an initial option to purchase from 20,000 to 40,000 shares of Class A Common Stock to each eligible director who commences service as a director, such amount to be determined by the Board in its discretion, (y) an additional option to purchase up to 20,000 shares of Class A Common Stock after each subsequent annual meeting of stockholders if the director continues to be an eligible director, such amount to be determined by the Board in its discretion, and (z) such discretionary options, in addition to the foregoing initial options and additional options, to eligible directors as may be determined by the Board; provided that no more than an aggregate of 200,000 shares of Class A Common Stock may be granted as discretionary options under the Second Directors Plan;

(iii) changed the plan administrator from the Chief Financial Officer of the Company or such other person as is appointed by the Board to the Board itself, in order to allow the Board the authority to exercise the discretion granted and to make all determinations required or provided for by the Second Directors Plan; and

(iv) amended the plan provision covering the determination of the option exercise prices to provide that such prices not be less than 100 percent of the fair market value of the Class A Common Stock on the date of grant of the option.

All shares numbers have been adjusted to reflect the two-for-one stock split effective July 26, 1999.

      The Company's stockholders approved the amendments to the Amended Directors Plan at the annual meeting of stockholders held on June 2, 1999. Accordingly, as amended, the total number of shares of Class A Common Stock available under the Amended Directors Plan is 2,200,000, of which 1,100,000 were previously registered (550,000 originally registered and 550,000 deemed registered pursuant to Rule 416 under the Securities Act of 1933) and 1,100,000 shares are being registered hereunder.

      Except for the foregoing amendments, the Amended Directors Plan remains unchanged.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.     Exhibits.

   Exhibit
   -------
   Number                     Description
   ------                     -----------

    4.1 McLeod, Inc. Directors Stock Option Plan, as amended and restated, n/k/a the McLeodUSA Incorporated Second Amended and Restated Stock Option Plan.

    5.1     Opinion of Hogan & Hartson L.L.P.

   23.1     Consent of Arthur Andersen LLP.

   23.2     Consent of Ernst & Young LLP.

   23.3     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

   24.1     Power of Attorney (included on signature page).

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on October 19, 1999.

                                        McLEODUSA INCORPORATED


                                        By: /s/ Clark E. McLeod
                                            ____________________________________
                                            Clark E. McLeod
                                            Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark E. McLeod and Stephen C. Gray, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons, in the capacities indicated below, on October 19, 1999.

           Signature                                   Title
           ---------                                   -----

/s/ Clark E. McLeod
________________________________        Chairman, Chief Executive Officer
Clark E. McLeod                         and Director (Principal Executive
                                        Officer)

/s/ Richard A. Lumpkin
________________________________        Vice Chairman and Director
Richard A. Lumpkin

/s/ Stephen C. Gray
________________________________        President, Chief Operating Officer and
Stephen C. Gray                         Director

/s/ Blake O. Fisher, Jr.
________________________________        Group Vice President and Director
Blake O. Fisher, Jr.

/s/ J. Lyle Patrick
________________________________        Group Vice President, Chief Financial
J. Lyle Patrick                         Officer and Treasurer (Principal
                                        Financial Officer and Principal
                                        Accounting Officer)

________________________________        Director
Anne K. Bingaman

/s/ Erskine B. Bowles
________________________________        Director
Erskine B. Bowles

/s/ Peter H.O. Claudy
________________________________        Director
Peter H.O. Claudy

/s/ Thomas M. Collins
________________________________        Director
Thomas M. Collins

/s/ Robert J. Currey
________________________________        Director
Robert J. Currey

/s/ Theodore R. Forstmann
________________________________        Director
Theodore R. Forstmann

/s/ Lee Liu
________________________________        Director
Lee Liu

/s/ Paul D. Rhines
________________________________        Director
Paul D. Rhines

/s/ Roy A. Wilkens
________________________________        Director
Roy A. Wilkens

                                 EXHIBIT INDEX

Exhibit                                                                              Sequential
Number                                  Description                                  Page Number
------                                  -----------                                  -----------
4.1       McLeod, Inc. Directors Stock Option Plan, as amended and restated,
          n/k/a the McLeodUSA Incorporated Second Amended and Restated Stock
          Option Plan.

5.1       Opinion of Hogan & Hartson L.L.P.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of Ernst & Young LLP.

23.3      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

24.1      Power of Attorney (included on signature page).